Exhibit 99.1

NIC Declares Special Cash Dividend of $0.35 Per Share

OLATHE, Kan.--(BUSINESS WIRE)--October 29, 2013--NIC Inc. (NASDAQ: EGOV), the dominant provider of official state eGovernment services, today announced that its Board of Directors declared a special cash dividend of $0.35 per share on October 28, 2013, payable on January 2, 2014, to stockholders of record on November 8, 2013. The dividend payout will total approximately $23.0 million based on the current number of shares outstanding.

“One of our core values at NIC is ‘to be the best investment that stockholders have ever made’,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “Returning cash to stockholders is one way we create stockholder value, and we are pleased that our financial strength has once again allowed us to pay a special dividend.”

Since 2007, NIC has paid more than $149 million to stockholders in the form of special cash dividends.

About NIC

NIC Inc. (NASDAQ: EGOV) is the leading provider of enterprise-wide, official state eGovernment services and secure government payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,500 federal, state, and local agencies in the United States. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the current fiscal year, statements regarding the planned implementation of new portal contracts and statements regarding continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to implement its new portal contracts in a timely and cost-effective manner; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the Company in renewing existing contracts and in signing contracts with new states and federal government agencies; continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the possibility of security breaches through cyber attacks; legal fees and other expenses related to the SEC matter in excess of directors’ and officers’ liability insurance policy limits; general economic conditions; and the other important cautionary statements and risk factors described in NIC's 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2013 and in subsequent periodic reports filed with the SEC. Any forward-looking statements made in this release speak only as of the date of this release. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com